Exhibit 99.1

Energy XXI Successfully Completes Financial Restructuring

Company Emerges From Chapter 11 Well Positioned to Create New Opportunities
and Achieve Long-Term Success

HOUSTON, December 30, 2016 – Energy XXI Ltd (“Energy XXI” or the “Company”) today announced that it has successfully completed its financial restructuring and emerged from Chapter 11. Through this process, Energy XXI has substantially improved its financial position by eliminating more than $3.6 billion of debt from its balance sheet.

Since its founding in 2005, Energy XXI has become one of the largest operators on the Gulf of Mexico (GOM) Shelf, utilizing the latest technologies, its existing infrastructure and its experienced staff to acquire, develop and exploit the upside potential of the region. Daily volumes averaged 43.4 thousand barrels of oil equivalent per day (72% oil) for the quarter ended September 30, 2016. Including operating nine of the largest fields on the GOM shelf, Energy XXI held interests in 635 gross producing wells, 452,083 net developed acres, and 60 producing fields at its fiscal year-end of June 30, 2016.

“It is a great day for Energy XXI and all of our stakeholders, as we move forward with a stronger financial foundation and some of the highest-quality assets in our industry,” said Energy XXI’s President and Chief Executive Officer, John D. Schiller, Jr. “Today, Energy XXI is a stronger company, and we are focused on operating efficiently and utilizing our financial flexibility and strong competitive position to create sustainable, long-term value.”

Schiller continued, “Energy XXI benefits from having the best employees in the industry, and the successful completion of this financial restructuring process is a testament to their hard work. We have continued to operate at the highest standards of safety and efficiency and maintained production throughout this process. Our employees will continue to be the backbone of our success as we begin Energy XXI’s next chapter.”

In accordance with the restructuring plan, Energy XXI Gulf Coast, Inc. (“EGC”), as successor to Energy XXI, has appointed a new Board of Directors, consisting of Michael S. Reddin (Chairman), Michael S. Bahorich, George Kollitides, Steven Pully, John D. Schiller, Jr., James W. Swent III, and Charles W. Wampler. Biographies for the new directors may be found on our website at www.EnergyXXI.com.

PJT Partners LP served as Energy XXI’s financial advisor, Opportune LLP served as Energy XXI’s restructuring advisor, and Vinson & Elkins L.L.P. served as Energy XXI’s legal advisor in connection with the restructuring process.

Effectively immediately, Energy XXI common stock will cease trading on the OTC Market. EGC will have approximately 33 million shares outstanding after the reorganization issued pursuant to the restructuring plan. EGC will continue to file Exchange Act reports and expects to pursue a listing on the OTCQB Market as soon as it is able to meet the listing criteria.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans, or expectations of Energy XXI are based upon current expectations and are subject to a number of risks, uncertainties, and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to emergence from Chapter 11 , including, but not limited to: (i) the effects of the bankruptcy filing on Energy XXI and on the interests of various constituents, (ii) the potential adverse effects of the Chapter 11 proceedings on liquidity or results of operations, (iii) increased advisory costs to execute the reorganization, (iv) the uncertainty that any trading market for our common stock will exist or develop in the over-the-counter markets in the future, (v) the impact of restrictions in the exit financing on Energy XXI’s ability to make capital investments and pursue strategic growth opportunities, and (v) and other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of Energy XXI’s most recent Annual Report on Form 10-K for the year ended June 30, 2016 and Part II, Item 1A of Energy XXI’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 for more information. EGC assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI is an independent oil and natural gas development and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

Investor Relations

Andrew Coleman
VP, Business Development and Investor Relations
(713) 351-3171
acoleman@energyxxi.com

Media Contacts

Meaghan Repko / Andrew Siegel / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449